As filed with the Securities and Exchange Commission on June 1, 1998


                      Registration Statement No. 333-______

                       SECURITIES AND EXCHANGE COMMISSSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  SOFTECH, INC.
             (Exact name of Registrant as specified in its charter)

    Massachusetts                                      04-2453033
(State of Incorporation)                 I.R.S. Employer Identification Number)

                        4695 44th Street S.E. Suite B-130
                             Grand Rapids, MI 49512
                                 (616) 957-2330

 (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Mark Sweetland
                                    President
                                  SofTech, Inc.
                        4695 44th Street S.E. Suite B-130
                             Grand Rapids, MI 49512
                                 (616) 957-2330
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                              John B. Steele, Esq.
                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                                 53 State Street
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]


If this form is to be used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

                                       Proposed Maximum  Proposed Maximum
Title of Shares      Amount to be      Aggregate Price   Aggregate          Amount of
to be Registered     Registered(1)     Per Unit (2)      Offering Price     Registration Fee
----------------     -------------    -------------      --------------     ----------------
Common Stock,
par value $0.10
per share              500,000          $6.00             $3,000,000         $885.00

(1) Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split up, recapitalization or other similar event.

(2) This estimate is made pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of determining the amount of the registration fee and is based upon the market value of outstanding shares of SofTech, Inc.'s Common Stock on May 27, 1998, utilizing the average of the high and low sale prices reported on the NASDAQ National Market System on that date.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    SUBJECT TO COMPLETION, DATED June 1, 1998
                             PRELIMINARY PROSPECTUS

                                 500,000 Shares

                                  SofTech, Inc.

                                  Common Stock
--------------------------------------------------------------------------------

See "Risk Factors" beginning on page 7 for certain factors relevant to an investment in the Common Stock
--------------------------------------------------------------------------------


All of the shares (the "Shares") of common stock, $0.10 par value per share (the "Common Stock") of SofTech, Inc. ("SofTech" or the "Company"), offered hereby are being registered for the account of certain stockholders of SofTech named herein (the "Selling Stockholders"). The Company is registering the Shares to satisfy the Company's contractual obligations to the Selling Stockholders to use best efforts to register such Shares, but the registration of the Shares does not necessarily mean that any of the Shares will be offered or sold hereunder. See "Plan of Distribution" and "Selling Stockholders."

The Selling Stockholders, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the Shares offered hereby from time to time on terms to be determined at the time of the sale. To the extent required, the specific Shares to be sold, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Stockholders reserve the sole right to accept and, together with such Selling Stockholders' agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents, dealers or underwriters.

The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered hereby (the "Offering") will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Company will pay all of the Selling Stockholders' expenses of the Offering other than agents' commissions and underwriters' discounts with respect to the issuance and distribution of the Shares offered hereby and transfer taxes, if any. The Company will not receive any proceeds from the sale of the Shares offered hereby by the Selling Stockholders.

The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

The Common Stock is listed on the NASDAQ National Market System under the symbol "SOFT."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


--------------------------------------------------------------------------------

The date of this Prospectus is June 1, 1998.

                              AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Shares. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York, 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400 Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http/www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

The Company's Common Stock is quoted on the NASDAQ National Market under the symbol "SOFT". Reports, proxy statements and other information about the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company hereby incorporates by reference the documents listed in (a) through
(c) below, which have previously been filed with the Commission.

(a) The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1997;

(b) All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since May 31, 1997; and

(c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A under the Securities Act dated September 14, 1982, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superceded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supercedes such statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

The Company will provide, without charge, to each person, including a beneficial owner to whom a copy of the Prospectus is delivered, at the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Joseph P. Mullaney, the Vice President and Chief Financial Officer of the Company, 4695 44th Street, S.E., Suite B-130, Grand Rapids, Michigan 49512, (781) 890-8373.

This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results may differ materially from the results discussed on the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

                                  RISK FACTORS

An investment in the Company involves various risks. In addition to other matters referenced in the Company's documents which are filed with the Commission and which are incorporated by reference herein, prospective stockholders should consider the following risk factors:

Liquidity and Capital Resources. Since fiscal year end May 31, 1997, various measures of the Company's liquidity and capital, including cash balance, working capital, short-term borrowings and the ratio of current assets to current liabilities, have diminished. The primary reasons for this change are summarized as follows:

o the Company utilized its line of credit to purchase the net assets of the Advanced Manufacturing Technology ("AMT") group of CIMLINC Incorporated in November 1997. ( For further information see the Company's Form 8-K filed with the Commission on January 28, 1998 describing this transaction;

o the Company has changed its business during fiscal 1998 from that of reselling other companies technologies to having technology of its own. As of September 30, 1997, the Company ended its decade old relationship with Parametric Technology Corporation ("PTC"). That change in strategy has caused a change in the capital required to support the infrastructure of a technology development strategy, primarily related to the investment required to continue to improve the technology and keep it current with other offerings in the marketplace, which has negatively impacted working capital;

o the Company acquired the net assets of ADRA Systems, Inc. on May 7, 1998, further implementing its new strategy of owning, developing, supporting and marketing its own software technology as its core business;

o extended payment terms were offered to many of the Company's PTC customers as the relationship between SofTech and PTC was dissolving. This was done as a marketing program to secure the business prior to the end of the relationship. This was especially true as it relates to the Company's ability to sell maintenance to its PTC customers. The ability to sell maintenance to the Company's PTC customers was made available to the Company by PTC in a special program that ended in March 1998. The extended payment terms allowed for the Company to secure the orders that would have otherwise been lost;

The following table compares the above referenced financial measures as of May 31, 1997 to February 28, 1998 (in thousands, except current ratio):

                            May 31,         February 28,
                             1997              1998
                             ----              ----

Cash                       $  580            $  106
Working capital              3,920             (806)
Short term borrowings          0              2,464
Stockholders' equity         6,837            9,504
Current ratio               1.93:1            .93:1

The Company is currently pursuing a senior debt facility and has received a written commitment from a lending institution to provide a term loan in the amount of $6.0 million and a line of credit in the amount of $3.0 million. While it is not at all certain that the proposed debt facility will be finalized, the Company and the lending institution have endeavored to complete the transaction within the next 60 days. The Company believes that upon completion of such senior debt facility it will have sufficient working capital to meet its needs for the next twelve month period. Failure to complete the proposed credit facility or an equivalent would have a material adverse effect on the Company.

Debt Financing. Following the completion of the debt facility described above, the Company will be heavily dependent on debt financing to operate its business. It is anticipated that the senior debt facility will have financial covenants related to minimum quarterly earnings, maximum debt to equity ratios and other financial measures which must be met in order to keep the financing in place. Events of default, if triggered, could result in a demand for debt repayment that could be difficult or impossible for the Company to meet.

Potential Dilution. The Company must make a payment of $4.4 million under a Promissory Note issued to MatrixOne as partial payment for ADRA Systems by July 6, 1998, or two days after the senior debt facility is funded if before July 6, 1998. The Company expects to make that payment upon completion of the senior debt facility. In the event whereby the Company does not make the payment, MatrixOne has the right to purchase up to 19.9% of the SofTech shares at a price equal to 50% of the market price on the day of default up to the amount owed under the Promissory Note. If this right is exercised by MatrixOne the current shareholders equity in the Company could be substantially diluted.

Dependence on Technology Providers. The Company markets hardware and software offerings through contractual relationships with various hardware and software technology providers in conjunction with its own technology and services. As a total solution provider, these relationships are important to our customers so as to allow the Company to provide "one-stop-shopping". The loss or significant change to certain of these contractual relationships could have a material adverse effect on the business.

Managed Growth. An important component of the Company's growth strategy includes internal expansion and strategic acquisitions of complementary businesses. During fiscal 1998, the Company completed four acquisitions and opened six new offices. While it is critical to continue this growth in order to expand the revenue base, it is equally important that the Company properly integrate and assimilate the newly established offices and acquired companies into its operations. This dual focus of growth and assimilation will require a great deal of management time and attention in order to succeed. If the Company is unable to properly manage this dual focus, the Company's business, financial condition and results of operations may be materially adversely effected.

Moreover, there can be no assurance that the Company will be able to locate suitable acquisition candidates or consummate acquisitions of any such candidates on acceptable terms. Finally, the devaluation of the Company's stock, whether resulting from potential or actual change in liquidity or a reduction in market value or otherwise, as an acquisition currency may limit or even eliminate acquisitions as a viable means for growth.

Dependence on Key Personnel. The Company is highly dependent on the members of its management team, the loss of one or more of which could have a material adverse effect on the Company. In addition, the future success of the Company is dependent on its ability to attract and retain highly skilled technical, managerial and marketing personnel. The competition for such talented individuals is very intense. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires. The failure to attract and retain such personnel could materially adversely effect the business, financial condition and results of operations of the Company.

Technology Changes. Over the last two years the primary software offering of the Company has changed dramatically. From 1989 through September 1996, the Company marketed, installed and supported a high-end CAD/CAM software solution that ran primarily on a UNIX platform and had an average sale price of approximately $50,000 per seat (hardware, software, installation and training solution for one engineer). In January 1995, PTC introduced a mid-range software offering that ran on a personal computer and had an average sale price per seat of approximately $18,000. From January 1995 to September 1996, the Company marketed, installed and supported both the high-end and the mid-range solution. Beginning October 1, 1996, the Company was restricted from selling the high-end software solution and had focused its efforts on the PTC mid-range software offering through September 30, 1997. The contractual right to market PTC's products ended on September 30, 1997 and was not renewed. The loss of this PTC relationship is not expected to have a material impact on the Company's performance based on the previously discussed technology acquisitions in November 1997 and May 1998 along with the growth of the Company's services business and contractual relationships with other third party software providers.

Litigation. On March 26, 1998, plaintiff Parametric Technology Corporation ("PTC") filed an action in the Superior Court, Middlesex County, alleging that the Company owes PTC $905,942.10 in unpaid maintenance services and other disputed items. Upon filing the complaint, PTC sought to attach, through trustee process that amount of the Company's funds. After a hearing on April 7, 1998, PTC's motion for trustee process was denied. The Company filed a counterclaim against PTC asserting claims for breach of contract, breach of the implied covenant of good faith and fair dealing, fraud in the inducement, and intentional interference with contractual and advantageous relations. The counterclaims allege damages in excess of those claimed by PTC.

On May 1, 1998, PTC filed a second action in the United States District Court for the District of Massachusetts seeking unspecified damages in connection with the Company's alleged infringement of PTC's copyrights. The Company intends to vigorously defend against all of these cases, and believes that it has meritorious defenses to these claims.

Potential for Delisting of Shares. The NASDAQ National Market currently requires that all issuers meet the following minimum standards to maintain the listing on the Exchange: a minimum bid price of $1.00 per share; net tangible assets to $4.0 million defined as stockholders equity less goodwill; 750,000 shares of public float; $5.0 million of market value of public float; and a minimum of 400 shareholders and two market makers. The Company is currently in compliance with each of these measures.

In the event that the Company failed to maintain the minimum requirements as detailed above, NASDAQ would institute proceedings to delist the shares.

THE COMPANY

SofTech, Inc. (the "Company" or "SofTech") is a Massachusetts corporation incorporated on June 10, 1969. The Company's principal executive office is located at 4695 44th Street, S.E., Suite B-130, Grand Rapids, Michigan 49512 and its telephone number at that location is (616)957-2330.

SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the Selling Stockholders, including the number of shares of Common Stock beneficially owned by the Selling Stockholders, the number of shares registered hereby and the percentage of shares of Common Stock held by the Selling Stockholders. There can be no assurance that all or any of the Shares offered hereby will be sold. If any are sold, the Selling Stockholders will receive all of the net proceeds from the sale of its Shares offered hereby. The Company has been advised by the Selling Stockholders that, not withstanding the registration of its Shares pursuant to the Registration Statement of which this Prospectus is a part, the Selling Stockholders have no present intention to sell any of the Shares, but may in the future determine to do so.

                                Number of Shares of
                                  Common Stock Owned        Number of Shares
Selling Stockholders              Before the Offering       Being Registered

CIMLINC Incorporated                  200,000                  200,000
John F. Davis                          70,000                   70,000
Matthew Elzea                          70,000                   70,000
Daniel Iaria                           70,000                   70,000
Jeanne Naysmith                        90,000                   90,000
                                      -------                  -------
                                      500,000                  500,000

In recognition of the fact that Selling Stockholders may desire to sell their Shares when they consider appropriate, the Company has filed with the Commission a registration statement on Form S-3 (of which this Prospectus is a part) with respect to the sale of the Shares by the Selling Stockholders. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary to keep it effective through February 28, 1999.

The Selling Stockholders acquired their Shares of Common Stock pursuant to one of two separate and unrelated acquisitions described below. Messrs. Davis, Elzea and Iaria received their Shares pursuant to a Stock Purchase Agreement dated December 31, 1996 by and among SofTech, Inc., Information Decisions, Inc. ("IDI"), a wholly-owned subsidiary of SofTech, Inc., Computer Graphics Corporation, an Indiana corporation, and John Davis, Matthew Elzea and Daniel Iaria. CIMLINC Incorporated ("CIMLINC") and Mr. Naysmith acquired their Shares of Common Stock pursuant to an Asset Purchase Agreement dated as of November 10, 1997 by and among SofTech, Inc., IDI, CIMLINC, a Delaware corporation, CIMLINC Ltd., and CIMLINC GmbH. All of the Selling Shareholders, with the exception of CIMLINC, are currently employed by the Company.

PLAN OF DISTRIBUTION

The Company will not receive any of the proceeds from this Offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time, on the NASDAQ National Market System on terms to be determined by the Selling Stockholders at the time of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. Alternatively, the Selling Stockholders may from time to time offer shares to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation; which may be in excess of ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers or agents may act. The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such Shares offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Stockholders from sales of the Shares offered by the Selling Stockholders hereby will be the purchase price of such Common Stock less any broker's commissions.

To the extent required, the specific shares of Common Stock to be sold, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

The Shares offered hereby may be sold from time to time, in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of one business day prior to the commencement of such distribution. Without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which may limit the timing of purchases and sales of the Company's Common Stock by the Selling Stockholders.

The Company will pay substantially all the expenses incurred by the Selling Stockholders and the Company incident to the Offering and sale of the Shares to the public, but excluding any underwriting discounts, commissions or transfer taxes.

The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

No person has been authorized in connection with the offering made hereby to give any information or make any representation not contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.
--------------------------------------------------------------------------------

                                 500,000 Shares
                                  SofTech, Inc.
                                  Common Stock
                                   PROSPECTUS

                                TABLE OF CONTENTS

Available Information .....................................................    5
Incorporation of Certain
     Documents by Reference ...............................................    5
Risk Factors ..............................................................    7
The Company ...............................................................   10
Selling Stockholders ......................................................   10
Plan of Distribution ......................................................   11
Legal Matters .............................................................   18
Experts ...................................................................   19

--------------------------------------------------------------------------------

                                  June 1, 1998

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

             Registration fee                               $  885
             Blue Sky fees                                       0
             Legal fees and expenses                         2,000
             Accountant's fees and expenses                  1,000
             Miscellaneous                                   1,000
                                                             -----
                          Total                             $4,885
                                                            ======

All expenses in connection with the issuance and distribution of the securities being offered will be borne by the Company.

Item 15. Indemnification of Directors and Officers.

Section 67 of Chapter 156B of the Massachusetts General Laws ("Section 67") provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of the majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. In its By-laws the Company has elected to commit to provide indemnification to its directors and officers in specified circumstances. Generally, Section 9 of
Article V of the Company's By-laws indemnifies directors and officers of the Company against liability and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers or by reason of their agreeing to serve, at the request of the Company, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the Company. Under this provision, a director or officer of the Company shall be indemnified by the Company for all expenses, judgments and amounts paid in settlement of such proceedings, even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company.

The Company's By-laws establish the presumption that the director or officer has met the applicable standard of conduct required for indemnification. The indemnification above shall be made unless the Board of Directors or independent counsel determines that the applicable standard of conduct has not been met. Such a determination may be made by a majority of the directors or a committee thereof or independent legal counsel. The Board of Directors shall authorize advancing litigation expenses to a director or officer at his or her request upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

Article 6C of the Company's Articles of Organization, as amended, eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of such liability.

As permitted by Massachusetts law, the Company has purchased directors' and officers' liability insurance, which insures against certain losses arising from claims against directors or officers of the

Company by reason of certain acts including a breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted or any of the foregoing so alleged by the claimant or any claim against an officer or director of the Company solely by reason of his being such officer or director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit

No.  Description
2.1 Stock Purchase Agreement dated as of December 31, 1996 by and among SofTech, Inc., Information Decisions, Inc., Computer Graphics Corporation, and John Davis, Matthew Elzea and Daniel Iaria incorporated by reference from Form S-3 filed June 27, 1997, Registration #333-30399.

2.2 Asset Purchase Agreement dated as of November 10, 1997 by and among SofTech, Inc., Information Decisions, Inc., CIMLINC Incorporated, CIMLINC Ltd. and CIMLINC GmbH incorporated by reference from Form 8-K filed January 28, 1998.

5.1 Opinion of Goodwin, Procter & Hoar as to the legality of the securities being registered.

23.1  Consent of Coopers & Lybrand L.L.P., Independent Accountants.

23.2  Consent of Goodwin, Procter & Hoar (included in Exhibit 5.1 hereto).

24.1 Power of Attorney (included on page 15 of this registration statement).

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities
Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, Michigan, on June 1, 1998.

                                               SOFTECH, INC.



                                               By: /s/ Mark R. Sweetland
                                                   ---------------------
                                                   Mark R. Sweetland, President

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of SofTech, Inc. hereby severally constitute Mark R. Sweetland and Joseph P. Mullaney, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable SofTech, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                  Title                                   Date

By: /s/ Mark R. Sweetland          President, Chief Executive Officer           June 1, 1998
    ---------------------          and Director (principal executive officer)
        Mark R. Sweetland

By: /s/ Joseph P. Mullaney         Vice President, Treasurer and                June 1, 1998
    ----------------------         Chief Financial Officer (principal
        Joseph P. Mullaney         financial and accounting officer)

By: /s/ Timothy Weatherford        Vice President and Director                  June 1, 1998
    -----------------------
        Timothy Weatherford

By: /s/ Ronald Elenbaas            Director                                     June 1, 1998
    -------------------
        Ronald Elenbaas

By: /s/ William Johnston           Director                                     June 1, 1998
    --------------------
        William Johnston

By: /s/ Kenneth Ledeen             Director                                     June 1, 1998
    ------------------
        Kenneth Ledeen

By: /s/ Timothy L. Tyler           Director                                     June 1, 1998
    --------------------
        Timothy L. Tyler

                                  EXHIBIT INDEX

Exhibit
No.               Description

2.1 Stock Purchase Agreement dated as of December 31, 1996 by and among SofTech, Inc., Information Decisions, Inc., Computer Graphics Corporation, and John Davis, Matthew Elzea and Daniel Iaria incorporated by reference from Form S-3 filed June 27, 1997, Registration #333-30399.

2.2 Asset Purchase Agreement dated as of November 10, 1997 by and among SofTech, Inc., Information Decisions, Inc., CIMLINC Incorporated, CIMLINC Ltd. and CIMLINC GmbH incorporated by reference from Form 8-K filed January 28, 1998.

5.1 Opinion of Goodwin, Procter & Hoar as to the legality of the securities being registered.

23.1     Consent of Coopers & Lybrand L.L.P., Independent Accountants.

23.2     Consent of Goodwin, Procter & Hoar (included in Exhibit 5.1 hereto).

24.1     Power of Attorney (included on page 15 of this registration statement).